As filed with the Securities and Exchange Commission on December 3, 2008
Registration No. 333-145164

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Post-Effective Amendment No. 1 to
Form S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Teton Energy Corporation
(Exact name of Registrant as specified in its charter)

Delaware	84-1482290

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
600 Seventeenth Street, Suite 1600 North
Denver, CO 80202
(303) 565-4600
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)
Karl F. Arleth
President and Chief Executive Officer
Teton Energy Corporation
600 Seventeenth Street, Suite 1600 North
Denver, CO 80202
(303) 565-4600
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
David Danovitch, Esq.
Gersten Savage LLP
600 Lexington Avenue, 9th Floor
New York, New York 10022
(212) 752-9700
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE: DEREGISTRATION
This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (File No. 333-145164) of Teton Energy Corporation (the “Registrant” or “we,” “us” or “our”), which we filed with the Securities and Exchange Commission on August 6, 2007, and amended on September 5, 2007 and September 18, 2007, and which was declared effective on October 9, 2007 (the “Registration Statement”). Such Registration Statement registered an aggregate of 5,760,000 shares of our common stock, $0.001 par value per share (the “Common Stock”), for resale by selling stockholders identified therein, which consisted of 1,800,000 shares of Common Stock (the “Note Conversion Shares”) issuable upon the possible conversion of our 8% Senior Subordinated Convertible Notes due May 2008 (the “Notes”), and 3,960,000 shares of Common Stock (the “Warrant Shares”) issuable upon the possible exercise of the Common Stock Purchase Warrants which were issued in conjunction with the Notes (the “Warrants”).
On May 16, 2008, the Notes matured, and we repaid the principal amount of the Notes, to the extent not already converted. $6.6 million was repaid in cash and $2.4 million was converted to 480,000 shares of our Common Stock at a conversion price of $5.00 per share. The number of Note Conversion Shares that remains unissued is 1,320,000. As a result of the satisfaction of the Notes and pursuant to the undertakings in Item 17 of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, we are filing this Post-Effective Amendment to deregister the remaining 1,320,000 Note Conversion Shares which were issuable upon possible conversion of the Notes but have not been so issued.
Effective October 7, 2008, we entered into a Warrant Exchange Agreement, dated October 4, 2008 with all of the holders of the Notes and Warrants, pursuant to which we exchanged the Warrants (the “Exchange”) for an aggregate of 990,000 shares of our Common Stock (the “Exchanged Shares”). Following the Exchange, the number of Warrant Shares that remains unissued is 2,970,000. Pursuant to the undertakings contained in the Registration Statement, the additional purpose of this Post-Effective Amendment is to remove from registration all of the Warrant Shares from the Registration Statement because all such Warrant Shares, and following the Exchange, the Exchanged Shares, would be eligible for sale pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, state of Colorado, on December 3, 2008.

TETON ENERGY CORPORATION
/s/ Karl F. Arleth
Karl F. Arleth
President and Chief Executive Officer

/s/ Lonnie R. Brock
Lonnie R. Brock
Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date
/s/ * James J. Woodcock	Chairman and Director	December 3, 2008
/s/ Karl F. Arleth Karl F. Arleth	President, Chief Executive Officer and Director (principal executive officer)	December 3, 2008
/s/ * Thomas F. Conroy	Director	December 3, 2008
/s/ * John T. Connor	Director	December 3, 2008
/s/ * Bill I. Pennington	Director	December 3, 2008
/s/ * Robert Bailey	Director	December 3, 2008
/s/ Lonnie R. Brock Lonnie R. Brock	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	December 3, 2008
/s/ * Dominic J. Bazile, II	Executive Vice President, Chief Operating Officer and Director	December 3, 2008

*By:	/s/ Karl F. Arleth
Karl F. Arleth
Attorney-in-Fact, granted in the Company’s Registration Statement on Form S-3 filed August 6, 2007